As filed with the Securities and Exchange Commission on May 25, 2007
1933 Act File No. 333-140457
1940 Act File No. 811-21462

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form N-2
(Check appropriate box or boxes)
☑ REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
☐ Pre-Effective Amendment No. ___
☑ Post-Effective Amendment No. 4
and
☑ REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
☑ Amendment No. 31
Tortoise Energy Infrastructure Corporation
10801 Mastin Boulevard, Suite 222
Overland Park, Kansas 66210
(913) 981-1020
Agent for Service
David J. Schulte
10801 Mastin Boulevard, Suite 222
Overland Park, Kansas 66210
Copies of Communications to:

Deborah Bielicke Eades, Esq.	Steven F. Carman, Esq.	Anna T. Pinedo
Vedder, Price, Kaufman & Kammholz,	Blackwell Sanders Peper Martin LLP	Morrison & Foerster LLP
P.C.	4801 Main Street, Suite 1000	1290 Avenue of the Americas
222 N. LaSalle Street	Kansas City, MO 64112	New York, NY 10104
Chicago, IL 60601

Approximate Date of Proposed Public Offering: From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box. ☑

     This Post-Effective Amendment No. 4 will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933.

Explanatory Note
This Post-Effective Amendment consists of the following:
1.	Facing sheet of the Registration Statement.

2.	Part C of the Registration Statement (including signature page).

3.	Exhibits d.6 and l filed pursuant to Item 25 of the Registration Statement.

Parts A and B of the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form N-2 (No. 333-140457), filed on March 14, 2007, are incorporated by reference herein and this Post-Effective Amendment No. 4 is being filed for the sole purpose of filing two exhibits to this Registration Statement on Form N-2.

PART C — OTHER INFORMATION
Item 25: Financial Statements and Exhibits
     1. Financial Statements:
     The Registrant’s audited financial statements dated November 30, 2006, notes to such financial statements and report of independent registered public accounting firm thereon and unaudited financial statements dated February 28, 2007 and notes to such financial statements, are incorporated by reference into Part B: Statement of Additional Information.
     2. Exhibits:

a.1.	Articles of Incorporation.[1]
a.2.	Articles of Amendment and Restatement. [2]
a.3.	Articles Supplementary relating to Series I MMP Shares. [5]
a.4.	Articles Supplementary relating to Series II MMP Shares. [10]
a.5	Articles Supplementary relating to Series III MMP Shares. **
a.6.	Articles of Amendment. [8]
b.1.	By-laws. [1]
b.2.	Amended and Restated Bylaws. [2]
c.	None.
d.1.	Form of Common Share Certificate**
d.2.	Form of Preferred (MMP) Stock Certificate.**
d.3.	Form of Note. **
d.4.	Indenture of Trust.[10]
d.5.	Form of Supplemental Indenture of Trust for Series D Notes. **
d.6.	Form of Supplemental Indenture of Trust for Series E Notes. *
d.7.	Statement of Eligibility of Trustee on Form T-1. [3]
d.8.	Form of Fitch Rating Guidelines and Moody’s Rating Guidelines. **
e.	Terms and Conditions of the Amended Dividend Reinvestment and Cash Purchase Plan.**
f.	Not applicable.
g.1.	Investment Advisory Agreement with Tortoise Capital Advisors, L.L.C. [3]
g.2.	Reimbursement Agreement. [3]

h.1.	Form of Underwriting Agreement relating to Common Stock. **

h.2.	Form of Underwriting Agreement relating to Preferred Stock.**
h.3.	Form of Underwriting Agreement relating to Notes. **
h.4	Form of Placement Agency Agreement **
i.	None.
j.	Custody Agreement. [3]
k.1.	Stock Transfer Agency Agreement.[3]
k.2.	Administration Agreement. [3]
k.3.	Fund Accounting Agreement. [3]
k.4.	Form of Auction Agency Agreement relating to Preferred Stock. **
k.5.	Form of Auction Agency Agreement relating to Notes. **
k.6.	Form of Broker-Dealer Agreement relating to Preferred Stock. **
k.7.	Form of Broker-Dealer Agreement relating to Notes. **

k.8.	DTC Representation Letter relating to Preferred Stock and Notes. [7]

k.9	Credit Agreement.**

k.10	Form of Purchase Agreement**

l.	Opinion of Venable LLP.*
m.	Not applicable.
n.	Consent of Auditors. **
o.	Not applicable.
p.	Subscription Agreement. [3]
q.	None.
r1.	Code of Ethics for the Registrant. [6]
r2.	Code of Ethics for the Adviser. [6]
s.	Powers of Attorney.**
(*)	Filed herewith.

(**)	Previously filed.

(1)	Incorporated by reference to Registrant’s Registration Statement on Form N-2, filed on October 31, 2003 (File Nos. 333-110143 and 811-21462).

(2)	Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-2, filed on January 30, 2004 (File Nos. 333-110143 and 811-21462).

(3)	Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-2, filed on June 28, 2004 (File Nos. 333-114545 and 811-21462).

(4)	Incorporated by reference to Pre-Effective Amendment No. 3 to Registrant’s Registration Statement on Form N-2, filed on February 20, 2004 (File Nos. 333-110143 and 811-21462).

(5)	Incorporated by reference to Registrant’s Registration Statement on Form N-2, filed on October 15, 2004 (File Nos. 333-119784 and 811-21462).

(6)	Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-2, filed on November 24, 2004 (File Nos. 333-119784 and 811-21462).

(7)	Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-2, filed on April 1, 2005 (File Nos. 333-122350 and 811-21462).

(8)	Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-2, filed on July 7, 2005 (File Nos. 333-124079 and 811-21462).

(9)	Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-2, filed on August 10, 2006 (File Nos. 333-131204 and 811-21462).

(10)	Incorporated by reference to Registrant’s Registration Statement on Form N-2, filed on January 20, 2006 (File Nos. 333-131204 and 811-21462).

Item 26: Marketing Arrangements
     The information contained under the heading “Plan of Distribution” in the prospectus is incorporated herein by reference, and information concerning the underwriter is contained in the accompanying prospectus supplement.

Explanatory Note
PART C — OTHER INFORMATION
Item 25: Financial Statements and Exhibits
Item 26: Marketing Arrangements
SIGNATURES
EXHIBIT INDEX
Form of Supplemental Indenture of Trust for Series E Notes
Opinion of Venable LLP

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Overland Park and State of Kansas, on the 25th day of May, 2007.

Tortoise Energy Infrastructure Corporation
By:	/s/ David J. Schulte
David J. Schulte, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Terry C. Matlack	Director (and Principal

Terry C. Matlack	Financial and Accounting
	Officer)	May 25, 2007

/s/ Conrad S. Ciccotello*	Director

Conrad S. Ciccotello		May 25, 2007

/s/ John R. Graham*	Director

John R. Graham		May 25, 2007

/s/ Charles E. Heath*	Director

Charles E. Heath		May 25, 2007

/s/ H. Kevin Birzer*	Director

H. Kevin Birzer		May 25, 2007

/s/ David J. Schulte	President and Chief Executive

David J. Schulte	Officer
	(Principal Executive Officer)	May 25, 2007

*	By David J. Schulte pursuant to power of attorney, filed previously in the initial registration statement on February 5, 2007.

*	By:	/s/ David J. Schulte

Attorney-in-Fact

EXHIBIT INDEX

d.6	Form of Supplemental Indenture of Trust for Series E Notes.
l.	Opinion of Venable LLP.